Exhibit 10.1

LOAN, SECURITY AND GUARANTY AGREEMENT

between

FOUNDATION HEALTHCARE, INC.,

as Borrower,

THE SUBSIDIARIES OF BORROWER FROM TIME TO TIME PARTY HERETO,

as Guarantors,

BANK SNB, NATIONAL ASSOCIATION,

as Agent,

TEXAS CAPITAL BANK,

as Syndication Agent

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,

as Lenders.

June 30, 2014

i

7.5	Indebtedness	25
7.6	Title to Properties	25
7.7	Taxes	25
7.8	Brokers	25
7.9	Litigation	25
7.10	Compliance with Laws	25
7.11	Compliance with Environmental Laws	25
7.12	Deposit Accounts	25
7.13	Intellectual Property	25
7.14	Labor Relations	26
7.15	Financial Statements	26
7.16	Not a Regulated Entity	26
7.17	Margin Stock	26
7.18	Material Contracts; Management Agreements	26
7.19	Liabilities	26
7.20	Solvency	27
7.21	ERISA	27
7.22	Foreign Assets Control Regulations, Etc.	27
7.23	Complete Disclosure	28
7.24	Healthcare Matters	28
7.25	Motion Picture Entities	28

Section 8.	Affirmative Covenants	28

8.1	Payment of Indebtedness	28
8.2	Existence	29
8.3	Compliance with Laws; Licenses; Provider Agreements	29
8.4	Taxes	29
8.5	Collateral	29
8.6	Inspection	29
8.7	Insurance	29
8.8	Material Contracts; Management Agreements	30
8.9	Deposit Accounts	30
8.10	Intercompany Note Documents	30
8.11	Reporting Obligations	30
8.12	Post-Closing Covenants	32

Section 9.	Negative Covenants	32

9.1	Existence of Liens	32
9.2	Restrictions on Debt	32
9.3	Sale of Assets	32
9.4	Changes in Structure; Amendments to Organizational Documents	32
9.5	Distributions	32
9.6	Loans and Investments	33
9.7	Subsidiaries	33
9.8	Collection of Accounts	33
9.9	Restricted Payments	33
9.10	Motion Picture Entities	33

Section 10.	Financial Covenants	33

10.1	Covenants	33
10.2	Definitions	34
10.3	Annualized EBITDA	35

Section 11.	Guaranty	35

11.1	Guaranty of Payment and Performance	35
11.2	Actions with Respect to the Obligations	35
11.3	Waivers	36
11.4	Subordination	37
11.5	No Subrogation	37
11.6	Insolvency Proceedings	37
11.7	Guarantors’ Authorization to Agent	37

Section 12.	Events of Default	38

12.1	Non-Payment of Loans	38
12.2	Covenant Defaults Subject to Limited Cure	38
12.3	Covenant Defaults Subject to Cure	38
12.4	Breach of Representation or Warranty	38
12.5	Loss of Medicare or Medicaid Authority	38
12.6	Change in Control	38
12.7	Management Agreements	39
12.8	Destruction of Collateral	39
12.9	Insolvency	39
12.10	Dissolution	39
12.11	Levy Judgment	39
12.12	ERISA Events	39
12.13	Intercompany Note Documents	39
12.14	Cross-Default	39
12.15	Material Contracts	39
12.16	Failure of Perfection	40
12.17	Healthcare Proceedings	40

Section 13.	Remedies	40

13.1	Remedies Generally	40
13.2	Pledged Securities	41
13.3	Right of Setoff	42

Section 14.	License	42

Section 15.	Agency	42

15.1	Appointment and Authority	42
15.2	Rights as a Lender	43
15.3	Exculpatory Provisions	43
15.4	Reliance by Agent	43
15.5	Delegation of Duties	44
15.6	Resignation of Agent	44
15.7	Non-Reliance on Agent and Other Lenders	45
15.8	Replacement of Certain Lenders	45
15.9	Sharing of Payments by Lenders	45
15.10	Syndication Agent	45

Section 16.	Miscellaneous	45

16.1	Failure or Indulgence Not Waiver	45
16.2	Modification	45
16.3	Assignments	46
16.4	USA PATRIOT Act	47
16.5	Expenses; Indemnification	47
16.6	Notices	48
16.7	Severability	48
16.8	Construction	48
16.9	Applicable Law	48
16.10	Assignability	49
16.11	Participations	49
16.12	Counterparts	49
16.13	Further Assurances	49
16.14	Attorneys’ Fees	50
16.15	Usury	50
16.16	Integration	50
16.17	Time	50
16.18	VENUE	50
16.19	WAIVER OF JURY TRIAL	50
16.20	Notice of Final Agreement	51

Exhibit A:	Form of Assignment and Assumption Agreement
Exhibit B:	Form of Hospital Entity Control Agreement
Exhibit C:	Form of Hospital Entity Security Agreement
Exhibit D:	Form of Intercompany Note
Exhibit E:	Form of Revolving Note
Exhibit F:	Form of Term Note
Exhibit G:	Form of Opinion of Counsel
Exhibit H:	Form of Request for Advance
Exhibit I:	Form of Compliance Certificate
Exhibit J:	Form of Notice of Assignment

Schedule 1.1:	Hospital Entities
Schedule 1.2:	Permitted Indebtedness
Schedule 1.3:	Permitted Liens
Schedule 1.4:	Lenders’ Commitments; Notice Addresses
Schedule 1.5:	Commercial Tort Claims
Schedule 4.8:	Permitted Issuance of Equity Interests
Schedule 7.1:	Legal Names; Jurisdictions; Equity Interests
Schedule 7.9:	Litigation
Schedule 7.11:	Environmental Matters
Schedule 7.12:	Deposit Accounts
Schedule 7.13:	Intellectual Property
Schedule 7.18(a):	Material Contracts
Schedule 7.18(b):	Management Agreements
Schedule 7.25:	Assets, Liabilities and Business Operations of Motion Picture Entities
Schedule 10.2(a):	Excluded REIT Transactions

LOAN, SECURITY AND GUARANTY AGREEMENT

THIS LOAN, SECURITY AND GUARANTY AGREEMENT (this “Agreement”) is made as of June 30, 2014, among Foundation Healthcare, Inc., an Oklahoma corporation (“Borrower”), the guarantors from time to time party hereto (“Guarantors” and collectively with Borrower, the “Loan Parties”), Bank SNB, National Association (“Agent”), and the financial institutions from time to time party hereto (“Lenders”).

PRELIMINARY STATEMENTS

A. Borrower has requested that Lenders grant to Borrower the credit accommodations set forth in this Agreement.

B. Lenders have agreed to grant such credit accommodations, subject to the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the mutual covenants and agreements in this Agreement, and intending to be legally bound hereby, Agent, Lenders and the Loan Parties agree as follows:

Section 1. Definitions.

1.1 Defined Terms. Capitalized terms used in this Agreement (including all schedules and exhibits to this Agreement) and not otherwise defined have the meanings set forth in this Section 1.

“Adjusted Senior Debt Service Coverage Ratio” is defined in Section 10.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “controlled” have correlative meanings.

“Agent” is defined in the preamble to this Agreement.

“Agent Fee Letter” means the letter agreement between Agent and Borrower dated the date of this Agreement, as amended, restated or otherwise modified from time to time.

“Applicable Law” means all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

“Applicable Margin” means the percentage in the chart below corresponding to the Senior Debt Ratio reported in the most recent compliance certificate delivered pursuant to Section 8.11(c) as of such date:

Senior Debt Ratio	Applicable Margin for Revolving Loans	Applicable Margin for Term Loan
≥ 2.5x	3.75%	4.25%
< 2.5x, but ≥ 2.0x	3.25%	3.75%
< 2.0x	2.75%	3.25%

Any increase or decrease in the Applicable Margin resulting from a change in the Senior Debt Ratio shall become effective as of the first Business Day immediately following the date a compliance certificate is delivered pursuant to Section 8.11(c). The Applicable Margin in effect from the Closing Date through the first Business Day immediately following the date a compliance certificate is delivered pursuant to Section 8.11(c) for the fiscal quarter ending December 31, 2014 shall be 3.75% for Revolving Loans and 4.25% for the Term Loan.

“Assignment and Assumption Agreement” means an assignment and assumption agreement in substantially the form of Exhibit A.

“Availability” means the lesser of (a) the aggregate amount of Lenders’ Revolving Loan Commitments or (b) $2,500,000.

“Bankruptcy Code” means Title 11 of the United States Code.

“Blocked Account” is defined in Section 2.4(c).

“Borrower” is defined in the preamble to this Agreement.

“Borrower Entities” means the Loan Parties, the Controlled Hospital Entities and their respective Subsidiaries that are required to be consolidated with them in accordance with GAAP.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Oklahoma are authorized or required to close under federal laws or the laws of the State of Oklahoma.

“Capital Expenditures” is defined in Section 10.

“Cash Equivalents” means (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case that are issued by Agent or a commercial bank organized under the laws of the

United States or any state or district thereof, rated A-1 (or better) by Standard & Poor’s Rating Service or P-1 (or better) by Moody’s Investor Services, Inc. at the time of acquisition, and (unless issued by Agent) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with Agent or any other bank described in clause (b); and (d) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s Investor Services, Inc. or Standard & Poor’s Rating Services.

“Change in Control” means any event, transaction or series of transactions, whereby:

(a) A majority of the seats (other than vacant seats) on the board of directors of Borrower are occupied by Persons who were neither (i) nominated by the board of directors of Borrower, (ii) appointed by directors so nominated, nor (iii) nominated by Foundation Healthcare Affiliates, LLC;

(b) Borrower ceases to own all of the outstanding voting and economic interest in TSH or FHE other than the Preferred Shares;

(c) FHE ceases to directly own all of the Preferred Shares issued by TSH;

(d) TSH ceases, directly or indirectly, to own all of the outstanding voting and economic interest in each other Guarantor;

(e) Borrower ceases to own, directly or indirectly, at least 51% of any Controlled Hospital Entity; or

(f) All or substantially all of the assets of any Borrower Entity (other than a Non-Controlled Hospital Entity) are sold, leased or otherwise transferred.

“Change in Law” means the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority. For the purposes of this definition, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any and all rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection therewith are deemed to have been introduced and adopted after the date of this Agreement.

“Closing Date” is defined in Section 5.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all assets of each Loan Party, including without limitation, all right title and interest of each Loan Party in all Equipment, Inventory, Accounts, Chattel Paper, General Intangibles, Goods, Documents, Fixtures, Deposit Accounts, Instruments, Investment Property, Letter-of-credit Rights, Software and the Specified Commercial Tort Claims, in each case, whether owned now or acquired after the date of this Agreement. Without limiting the foregoing, the Collateral shall include the Intercompany Note Documents and the Pledged Securities.

“Collateral Access Agreement” means an agreement, in form and substance satisfactory to Agent, of any lessor of a premises where any of the Collateral is located by which the lessor agrees (a) to waive or subordinate any lien it may have on the Collateral, (b) to permit Agent to enter on the premises to inspect, store, sell or remove the Collateral and (c) at the option of Agent, to occupy the premises and continue operation of Borrower’s business.

“Commitments” means the Term Loan Commitments and the Revolving Loan Commitments.

“Contingent Obligation” means any obligation of a Person (without duplication) arising from a guaranty, indemnity or other assurance of payment or performance of any Indebtedness, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

“Controlled Hospital Entity” means a Hospital Entity of which Borrower, directly or indirectly, owns more than 50% of the outstanding voting Equity Interests or otherwise is capable of directing the management (it being understood that a Loan Party shall not be deemed to be “capable of directing the management” of a Person solely because it is party to a Management Agreement with such Person).

“Debt Service” is defined in Section 10.

“Defaulting Lender” means any Lender that, as determined by Agent, (a) has failed to perform any of its funding obligations hereunder within three Business Days of the date required, (b) has notified Borrower or Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit, (c) has failed, within three Business Days after reasonable request by Agent, to confirm in a manner satisfactory to Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, or (ii) taken any action in furtherance of an Insolvency Proceeding; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“EBITDA” is defined in Section 10.

“Eligible Assignee” means a Person that is (a) a Lender or an Affiliate of a Lender that is organized under the laws of the United States or any state or district thereof, (b) any other financial institution approved by Agent, that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $200,000,000, extends commercial lending facilities in its ordinary course of business, and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA or any other Applicable Law, and (c) during any Event of Default, any Person acceptable to Agent in its discretion.

“Environmental Laws” means all laws, rules, regulations and orders of any Governmental Authority relating to public health (but excluding occupational safety and health) or the protection or pollution of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, the Clean Water Act, and the Resource Conservation and Recovery Act.

“Equity Interests” means with respect to any Person, all of the shares of capital stock of, membership interests in, or other ownership or profit interests in, such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of, membership interests in, or other ownership or profit interests in, such Person, all of the securities convertible into or exchangeable for shares of capital stock of, membership interests in, or other ownership or profit interests in, such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or interests, and all of the other ownership or profit interests in such Person, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Borrower Entity within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower Entity or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower Entity or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) any Borrower Entity or ERISA Affiliate fails to meet any funding obligations with respect to any Pension Plan or

Multiemployer Plan, or requests a minimum funding waiver; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any obligor or ERISA Affiliate.

“Excess Cash Flow” is defined in Section 4.8(f)(ii).

“Excluded Tax” means, with respect to Agent, any Lender, or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable branch is located; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Agent is located; and (c) any backup withholding tax required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 4.9(c).

“FHE” means Foundation Health Enterprises, an Oklahoma limited liability company.

“Foreign Plan” means any employee benefit plan or arrangement (a) maintained or contributed to by any Borrower Entity that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Borrower Entity.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governmental Authority” means any federal, state, local, foreign, tribal or other agency, authority, body, commission, court, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for any governmental, judicial, investigative, regulatory or self-regulatory authority.

“Guarantors” means TSH, FHE and each of the direct or indirect wholly-owned Subsidiaries of Borrower, TSH or FHE.

“Healthcare Laws” means (a) any and all federal, state and local fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the Stark Law, the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (b) the federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301 et seq.) and the regulations promulgated thereunder; (c) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and the regulations promulgated thereunder and any applicable state privacy and security laws; (d) Medicare and the regulations promulgated thereunder; (e) Medicaid and the regulations promulgated thereunder; (f) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder; (g) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; and (h) each other law, regulation, interpretation, guidance or similar issuance of any Governmental Authority with respect to (i) the establishment, construction, ownership, operation, use, management or occupancy of a health care facility operated by a Hospital Entity, (ii) the provision of services therein, and (iii) the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing, by any Borrower Entity, including, but not limited to, laws and regulations relating to the practice of medicine and other health care professions, professional fee splitting, tax-exempt organization and charitable trust law applicable to health care organizations, certificates of need, certificates of operations and authority, in each case, as amended from time to time.

“Hospital Entities” means the entities listed on Schedule 1.1 and each other healthcare facility operating entity of which Borrower from time to time owns any Equity Interests.

“Hospital Entity Control Agreement” means the deposit account control agreement in substantially the form of Exhibit B among a Hospital Entity, as borrower, Borrower, as lender, and Agent, as depository bank.

“Hospital Entity Security Agreement” means a security agreement in substantially the form of Exhibit C, pursuant to which a Hospital Entity grants to Borrower a security interest in substantially all of the assets of such Hospital Entity.

“Indebtedness” means (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including capital leases, but excluding trade payables incurred and being paid in the ordinary course of business, (b) all Contingent Obligations and (c) all reimbursement obligations in connection with letters of credit issued.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intercompany Note” means a promissory note in substantially the form of Exhibit D evidencing advances made by Borrower to a Hospital Entity from the proceeds of the Loans.

“Intercompany Note Documents” means each Intercompany Note, Hospital Entity Control Agreement, Hospital Entity Security Agreement and each other document, instrument or agreement executed or delivered in connection with the foregoing.

“Lenders” is defined in the Preamble to this Agreement.

“LIBOR” means, for any calendar month, the British Bankers Association 30-day LIBOR as published by Reuters (or other commercially available source designated by Agent) on the date that is two Business Days prior to such calendar month.

“Loans” means the Term Loan and the Revolving Loans, collectively.

“Loan Parties” is defined in the Preamble to this Agreement.

“Loan Documents” means this Agreement, the Notes, the Agent Fee Letter, each other agreement, document or instrument executed pursuant to any of the foregoing, and all renewals and extensions of, or amendments or supplements to, or restatements of, any of the foregoing from time to time in effect.

“Management Agreements” means each agreement between a Loan Party and a Hospital Entity or any other healthcare facility pursuant to which the Loan Party provides management services to such Person.

“Margin Stock” is defined in Regulation U of the Board of Governors of the Federal Reserve (the “Board of Governors”).

“Material Contract” means any agreement or arrangement to which a Borrower Entity is party from time to time (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Borrower Entity, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that constitutes Indebtedness in an aggregate amount of $100,000 or more.

“Material Adverse Effect” means any set of circumstances or events that (a) would have any material adverse effect upon the validity or enforceability of any of the Loan Documents or the validity, perfection or priority of any security interest granted thereunder; (b) is or could reasonably be expected to become material and adverse to the business condition or prospects (financial or otherwise), assets, properties, or operations of the Loan Parties on a consolidated basis; (c) could reasonably be expected to materially impair the ability of any Loan Party to fulfill its obligations under the Loan Documents; or (d) causes an Event of Default or an event that with the giving of notice or passage of time, or both, would constitute an Event of Default.

“Medicaid” means the means-tested entitlement program under Title XIX of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq. of Title 42 of the United States Code.

“Medicare” means the government-sponsored entitlement program under Title XVIII of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“Motion Picture Entities” means Surveillance, The Motion Picture, LLC, The Hunt, The Motion Picture, LLC, Fingerprint Productions, LLC and Soul’s Midnight, LLC.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means proceeds (including, when received, any deferred or escrowed payments) received by a Loan Party in cash from an asset sale, insurance or condemnation event or the issuance of Indebtedness or Equity Interests, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) in the case of an asset sale or insurance or condemnation event, amounts applied to repayment of Indebtedness secured by a Permitted Lien senior to Agent’s liens on assets subject thereto; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

“Non-Controlled Hospital Entities” means the Hospital Entities of which Borrower owns 50% or less of the outstanding voting Equity Interests.

“Notes” means the Term Notes and the Revolving Notes, collectively.

“Obligations” means (a) all obligations, liabilities and indebtedness (monetary or otherwise, including post-petition and default interest, whether allowed or not) of each Loan Party arising under this Agreement or any other Loan Document of any nature whatsoever, including, without limitation, for principal, interest, fees, costs, expenses, indemnification, and legal fees, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and (b) all obligations under any Treasury Management Agreement between Agent and any Borrower Entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Payment Date” means the 30th day of each March, June, September and December, or, if such day is not a Business Day, the first Business Day thereafter.

“Participant” is defined in Section 16.11(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower Entity or ERISA Affiliate or to which the Borrower Entity or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

“Permitted Acquisition” means (a) the acquisition of any Subsidiary, (b) the acquisition of substantially all of the assets of a Person or a healthcare facility, or (c) the merger or consolidation with any Person, if (i) Agent has received such financial, legal and other due diligence materials as it may reasonably request and, with the approval of the Required Lenders, consented to such acquisition in writing in its reasonable discretion, (ii) immediately following such acquisition, Agent will have a perfected, first priority (subject to Permitted Liens) security interest in the Equity Interests in such Person and (iii) in the case of the acquisition or formation of any Subsidiary that is wholly-owned, directly or indirectly, by Borrower or TSH, such Person has joined this Agreement as a Guarantor; provided, however, that item (i) shall not be applicable to any acquisition, merger or consolidation for consideration (net of any Indebtedness of such Person or healthcare facility remaining after the acquisition) not in excess of $1,000,000, if the operating income of such Person or healthcare facility for the 12 month period preceding the acquisition is greater than zero.

“Permitted Indebtedness” means the Obligations and each of the following:

(a) Permitted Purchase Money Indebtedness;

(b) trade payables incurred in the ordinary course of business and not past due;

(c) the Intercompany Notes;

(d) Contingent Obligations (i) arising from endorsements of payment items for collection or deposit in the ordinary course of business or (ii) incurred in the ordinary course of business with respect to surety, appeal or performance bonds or other similar obligations;

(e) other unsecured Indebtedness not exceeding $100,000 in the aggregate at any time outstanding;

(f) the Indebtedness set forth on Schedule 1.2 so long as no default exists under Section 9.9;

(g) Indebtedness that will be paid from Loan proceeds that have been placed in the Blocked Account and held pursuant to Section 2.4(c).

“Permitted Liens” means liens created under the Loan Documents or the Intercompany Note Documents and each of the following:

(a) liens securing Permitted Purchase Money Indebtedness and attaching only to the fixed assets acquired from the proceeds of such Permitted Purchase Money Indebtedness;

(b) liens for taxes not yet due and payable, or which are being Properly Contested;

(c) mechanics, warehouseman’s, and other similar liens arising in the ordinary course of business for obligations not yet due and payable, or which are being Properly Contested;

(d) easements, rights-of-way, restrictions, covenants and other agreements with respect to real property that do not secure any monetary obligation and do not materially interfere with Borrower’s business;

(e) statutory liens (other than liens imposed under ERISA) arising in the ordinary course of business for obligations not yet due and payable, or which are being Properly Contested;

(f) normal and customary rights of setoff upon deposits in favor of depository institutions, and liens of a collecting bank on payment items in the course of collection; and

(g) the liens set forth on Schedule 1.3.

“Permitted Purchase Money Indebtedness” means purchase money Indebtedness for the purchase of fixed assets in an amount not exceeding $500,000 incurred in any fiscal year of the Borrower Entities on a consolidated basis, or such other amount as may be approved in writing by Agent from time to time, which consent shall not be unreasonably withheld, conditioned or delayed.

“Person” means, whether or not capitalized, any individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, Governmental Authority, or other entity of any nature.

“Plan” means any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by a Borrower Entity or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

“Pledged Securities” means all Equity Interests of a Loan Party in another Borrower Entity or any Non-Controlled Hospital Entity, including the Equity Interests owned by each Loan Party set forth on Schedule 7.1, whether now existing or hereafter existing.

“Preferred Shares” means the Class B Membership Interests of each of FHE and TSH.

“Properly Contested” means, with respect to any obligation of a Borrower Entity, (a) the obligation is subject to a bona fide dispute; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect; (e) no lien or encumbrance is imposed on assets of the Loan Party, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Pro Rata Share” means, for any Lender with respect to any Loan, the percentage set forth for such Lender for such Loan on Schedule 1.4.

“Provider Agreement” means an agreement entered into between, as applicable, the Centers for Medicare & Medicaid Services or a state agency or other such entity administering the Medicaid or Medicare program and a health care provider or supplier, under which the health care provider or supplier agrees to provide services for Medicaid or Medicaid patients in accordance with the terms of the agreement and Applicable Law pertaining to Medicare or Medicaid.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means Lenders having, collectively, 66% or more of the aggregate Revolving Loan Commitments and the outstanding Term Loan.

“Revolver Rate” means LIBOR in effect from time to time plus the Applicable Margin for Revolving Loans.

“Revolving Loan” is defined in Section 2.2.

“Revolving Loan Commitment” means, for each Lender, the amount set forth for such Lender on Schedule 1.4.

“Revolving Loan Maturity Date” means June 30, 2016.

“Revolving Note” means a promissory note dated the date of this Agreement in the form of Exhibit E evidencing the Revolving Loans made by a Lender.

“Securities Laws” is defined in Section 13.2(a).

“Senior Debt Ratio” is defined in Section 10.

“Senior Debt Service Coverage Ratio” is defined in Section 10.

“Senior Indebtedness” is defined in Section 10.

“Solvent” means, with respect to any Person, that (a) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay all of such Person’s debts (including contingent, unmatured, and unliquidated liabilities), (b) such Person is able to pay all of its debts as they mature, (c) such Person will not have an unreasonably small capital in relation to its business or with respect to any contemplated transaction and (d) such Person has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any of the Loan Documents, or made any conveyance in connection with the Loan Documents, with actual intent to hinder, delay or defraud either present or future creditors of such Person.

“Specified Commercial Tort Claims” means the Commercial Tort Claims listed on Schedule 1.5, as amended or restated from time to time.

“Stark Law” means the federal prohibitions on physician self-referrals codified at 42 U.S.C. § 1395nn and § 1395q and the regulations promulgated pursuant thereto.

“Subsidiary” means any entity at least 10% of whose voting securities or Equity Interests are owned by a Borrower Entity or any combination of Borrower Entities (including indirect ownership by a Borrower Entity through other entities in which the Borrower Entity directly or indirectly owns 10% of the voting securities or Equity Interests).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” is defined in Section 2.1.

“Term Loan Commitment” means, for each Lender, the amount set forth for such Lender on Schedule 1.4.

“Term Loan Maturity Date” means June 30, 2021.

“Term Note” means a promissory note, dated the date of this Agreement, in the form of Exhibit F, evidencing a Lender’s Pro Rata Share of the Term Loan.

“Term Rate” means LIBOR in effect from time to time plus the Applicable Margin for the Term Loan.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management service.

“TSH” means TSH Acquisition, LLC, a Delaware limited liability company.

“UCC” means the Uniform Commercial Code, as amended and in effect in the State of Oklahoma.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

1.2 UCC Terms. The following capitalized terms shall have the meanings set forth in the UCC: Equipment, Inventory, Accounts, Chattel Paper, General Intangibles, Goods, Documents, Fixtures, Deposit Accounts, Instruments, Investment Property, Letter-of-credit Rights, Software, and Commercial Tort Claims.

Section 2. The Loans.

2.1 Term Loan. Subject to the terms and conditions of this Agreement, each Lender agrees to make a term loan (collectively, the “Term Loan”) to Borrower in the principal amount of such Lender’s Term Loan Commitment. Principal amounts of the Term Loan that are repaid may not be reborrowed.

2.2 Revolving Loans. Subject to the terms and conditions of this Agreement, each Lender agrees to make one or more revolving loans (collectively, the “Revolving Loans”) to Borrower in an aggregate amount not to exceed such Lender’s Revolving Loan Commitment. The aggregate amount of Revolving Loans outstanding at any time shall not exceed the Availability. The Revolving Loans may be repaid and reborrowed as set forth in this Agreement.

2.3 Notes. The Term Loan shall be evidenced by the Term Notes. The Revolving Loans shall be evidenced by the Revolving Notes.

2.4 Use of Proceeds; Blocked Account.

(a) Term Loan Proceeds. Proceeds of the Term Loan shall be used by Borrower solely (i) to refinance existing indebtedness of the Loan Parties, (ii) to refinance existing indebtedness of the Hospital Entities by making advances under Intercompany Notes and (iii) to pay reasonable transaction costs in connection with the foregoing. Use of the Term Loan proceeds shall be set forth on a closing statement dated the Closing Date in form and substance reasonably acceptable to Agent and Lenders.

(b) Revolving Loan Proceeds. Proceeds of the Revolving Loans shall be used (i) for the general working capital purposes of the Loan Parties, (ii) to make advances to the Hospital Entities under Intercompany Notes for the general working capital needs of the Hospital Entities or (iii) to finance the construction, development or acquisition of a health care facility that has been approved in writing by Agent at the direction of the Required Lenders.

(c) Blocked Account. On the closing date, Borrower may, by written instructions to Agent setting forth in sufficient detail a description of Indebtedness to be repaid, deposit Loan proceeds in an account maintained with Agent to be held for the payment in full of Indebtedness of the Borrower Entities (the “Blocked Account”) (including by use of such proceeds to make advances on Intercompany Notes). Borrower shall only use funds deposited in the Blocked Account for, and Agent shall only accept Borrower’s instructions with respect to the Blocked Account if relating to, the payment in full such Indebtedness (including by making advances on Intercompany Notes for such purposes). If such proceeds are not used as described in this Section 2.4(c) within 30 days, they shall be applied to prepay the Term Loan.

Section 3. Interest.

3.1 Interest Rate. Subject to Sections 3.2, 3.3 and 16.15, (a) the unpaid principal of the Revolving Loans shall bear interest at the Revolver Rate and (b) the unpaid principal balance of the Term Loan shall bear interest at the Term Rate.

3.2 Default Rate. Subject to Section 3.3 and 16.15, during an Event of Default, the unpaid principal of the Loans shall bear interest at the rate set forth in Section 3.1 plus 10%.

3.3 Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

Section 4. Borrowing and Payment Procedures.

4.1 Borrowing and Funding. Following receipt of a notice of borrowing pursuant to Section 5.2(c), Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the requested Revolving Loans by facsimile, e-mail or other similarly expeditious means not later than 11:00 a.m., Oklahoma City, Oklahoma time. Provided such notice is sent prior to 11:00 a.m., each Lender shall remit such amount in immediately available funds to the account designated by Agent not later than 2:00 p.m., Oklahoma City, Oklahoma time. Upon satisfaction of the conditions set forth in Section 5.2, Agent shall make all funds so received available to Borrower either by (a) crediting the account of Borrower on the books of Agent with the amount of such funds or (b) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Agent by Borrower.

4.2 Defaulting Lender. Agent may (but shall not be required to), in its discretion, retain any payments or other funds received by Agent that are to be provided to a Defaulting Lender hereunder, and may apply such funds to such Lender’s defaulted obligations or readvance the funds to Borrower in accordance with this Agreement. The failure of any Lender to fund a Loan or to otherwise perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender. Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by Borrower) that, solely for purposes of determining a Defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a Defaulting Lender shall not be deemed to be a “Lender” until all of its defaulted obligations have been cured.

4.3 One Obligation. The Revolving Loans, the Term Loan and all other Obligations of the Loan Parties are one general obligation of the Loan Parties and are secured by Lenders’ liens and security interests in the Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Loan Party to the extent of any Obligations owned jointly or severally by such Loan Party.

4.4 Payments of Obligations.

(a) Term Loan. On each of the first four Payment Dates following the Closing Date, Borrower shall make a payment of (i) principal of the Term Loan in an amount of $875,000 and (ii) all accrued and unpaid interest on the Term Loan. On each Payment Date thereafter, Borrower shall make a payment of (y) principal of the Term Loan in an amount of $1,000,0000 and (z) all accrued and unpaid interest on the Term Loan. A final payment of all outstanding Obligations owing with respect to the Term Loan shall be due and payable on the Term Loan Maturity Date.

(b) Revolving Loans. On each Payment Date, commencing on the first Payment Date following the date of this Agreement, Borrower shall make quarterly payments of all accrued and unpaid interest on the outstanding Revolving Loans. On the Revolving Loan Maturity Date, the outstanding principal balance of the Revolving Loans shall be due and payable, together with all accrued and unpaid interest and all other Obligations owing with respect to the Revolving Loans.

(c) Other Obligations. Unless otherwise specified in a Loan Document, all other Obligations owing from Borrower to Agent and Lenders from time to time pursuant to the Loan Documents shall be payable on demand, but in any event shall be due and payable on the Term Loan Maturity Date.

4.5 Manner of Payments; Settlement.

(a) Payments by Loan Parties. All payments of Obligations shall be made in United States Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without any deduction for) taxes in immediately available funds at the office specified by Agent not later than 2:00 p.m., Oklahoma City, Oklahoma time on the date due. Funds received after such hour shall be deemed to have been received on the following Business Day.

(b) Settlement. Within two Business Days of receipt of any payment of the Obligations, Agent shall pay each Lender its Pro Rata Share of such Obligations.

4.6 Payment Authorization. In the event a payment is late and applicable cure periods have expired or an Event of Default exists, Borrower authorizes Agent, in its sole discretion, to charge any of Borrower’s accounts to make any payments of principal and interest.

4.7 Voluntary Prepayment. Borrower may prepay the Revolving Loans and terminate the Revolving Loan Commitments at any time without penalty or premium. Borrower may prepay the Term Loan at any time, provided that Borrower shall pay to Agent, for the benefit of Lenders in accordance with their Pro Rata Share of the Term Loan, a prepayment penalty of (a) 2% of the amount prepaid, if the prepayment is made on or before the first anniversary of this Agreement, (b) 1.5% of the amount prepaid, if the prepayment is made after the first anniversary of this Agreement but on or before the second anniversary of this Agreement, and (c) 1% of the amount prepaid, if the prepayment is made at any time after the second anniversary of this Agreement, but prior to the Term Loan Maturity Date. The prepayment penalty required by this Section 4.7 shall not be applicable to prepayments made pursuant to Section 4.8 or Section 4.11. Each prepayment pursuant to this Section 4.7, unless a prepayment of all outstanding Revolving Loans or the entire outstanding amount of the Term Loan, shall be in an amount not less than $500,000, and in increments of $100,000 thereafter.

4.8 Mandatory Prepayments.

(a) Asset Sale. On any date on which any Loan Party receives Net Proceeds from the sale of any assets exceeding $100,000 individually or in the aggregate for any 12 month period, Borrower shall prepay the Loans in an amount equal to the amount of such Net Proceeds, unless Borrower gives written notice to Agent that Borrower intends to use such proceeds to pay the purchase price of a Permitted Acquisition, and such proceeds are actually applied to such purchase price within 12 months of receipt. This Section 4.8(a) shall not be construed to permit any sale that is not permitted by this Agreement.

(b) Casualty Events. Not later than three Business Days following the receipt by any Loan Party of the Net Proceeds of insurance, any condemnation award, or other compensation that, individually or collectively with all such compensation during the prior 12 month period, exceeds $100,000 in respect of any loss or damage to, or any condemnation or other taking of property, Borrower shall prepay the Loans in an amount equal to the amount of such Net Proceeds. Notwithstanding the foregoing, if Net Proceeds of insurance related to any loss do not exceed $500,000 (or such higher amount as may be approved in writing by Agent in its reasonable discretion, which approval shall not be unreasonably withheld, conditioned or delayed), at Borrower’s request, Agent will place such Net Proceeds in a restricted account to be used by Borrower to repair or replace the property that is the subject of such Net Proceeds.

(c) Issuances of Debt or Equity Interests. On the date on which any Loan Party receives the Net Proceeds (i) from any issuance of Indebtedness other than Permitted Indebtedness or (ii) from any issuance of Equity Interests of any Loan Party, Borrower shall prepay the Loans in an amount equal to the amount of such Net Proceeds, unless, in the case of proceeds from the issuance of Equity Interests, such proceeds (A) are proceeds of a transaction described on Schedule 4.8 or (B) Borrower gives written notice to Agent that Borrower intends to use such proceeds to redeem Preferred Shares or to pay the purchase price of a Permitted Acquisition, and such proceeds are actually applied to such redemption or purchase price within 12 months of receipt.

(d) Overadvance. If the aggregate balance of the Revolving Loans exceeds the Availability, Borrower shall prepay the Revolving Loans in the amount of the excess not later than the first Business Day following Borrower’s knowledge of the excess.

(e) Prepayment of Intercompany Note. Upon the prepayment, in whole or in part, of the principal amount of any Intercompany Note, Borrower shall prepay the Loans in the amount of such prepayment.

(f) Special Distributions. Upon the receipt of any dividends or distributions by a Hospital Entity made from the proceeds of (i) borrowed money, (ii) any asset disposition outside the ordinary course of business or (iii) any other transaction made outside of the ordinary course of business, Borrower shall prepay the Obligations in an amount equal to such proceeds, unless Borrower gives written notice to Agent that Borrower intends to use such proceeds to pay the purchase price of a Permitted Acquisition, and such proceeds are actually applied to such purchase price within 12 months of receipt.

(g) Excess Cash Flow.

(i) Not later than the thirtieth Business Day following delivery of the financial statements referred to in Section 8.11(b), Borrower shall prepay the Loans in an amount equal to 30% of any Excess Cash Flow for the applicable fiscal year.

(ii) “Excess Cash Flow” means for each fiscal year of the Loan Parties, the amount by which EBITDA for such fiscal year exceeds the sum of (A) Debt Service payments in respect of Senior Indebtedness for such fiscal year plus (B) Capital Expenditures during such fiscal year, other than Capital Expenditures made from the proceeds of Permitted Indebtedness plus (C) cash payments in respect of federal, state and local income taxes of the Loan Parties in such fiscal year plus (D) distributions by Hospital Entities to Persons other than Loan Parties plus (E) distributions (but not redemptions or repurchases) in respect of the Preferred Shares (without duplication) and any distributions by Borrower permitted by the Loan Documents.

(h) Application of Mandatory Pre-Payments. Payments made pursuant to this Section 4.8, shall be applied first to the Term Loan, and then to the Revolving Loans, except that payments made pursuant to paragraph (d) shall be applied to the Revolving Loans.

4.9 Taxes.

(a) All payments of Obligations shall be free and clear of and without reduction for any Taxes. If Applicable Law requires any Loan Party or Agent to withhold or deduct any Tax (including backup withholding or withholding Tax), Agent shall pay the amount withheld or deducted to the relevant Governmental Authority. If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Loan Party shall be increased so that Agent receives an amount equal to the sum it would have received if no such withholding or deduction (including deductions applicable to additional sums payable under this Section) had been made. Without limiting the foregoing, the Loan Parties shall timely pay all Other Taxes to the relevant Governmental Authorities.

(b) The Loan Parties shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Agent and Lenders for any Indemnified Taxes or Other Taxes (including those attributable to amounts payable under this Section) withheld or deducted by any Loan Party or Agent, or paid by Agent or any Lender, with respect to any Obligations or the Loan Documents, whether or not such Taxes were properly asserted by the relevant Governmental Authority, and including all penalties, interest and reasonable expenses relating thereto. A certificate as to the amount of any such payment or liability delivered to Borrower by Agent or a Lender shall be conclusive, absent manifest error. As soon as practicable after any payment of Taxes by a Loan Party, Borrower shall deliver to Agent, upon request by Agent, a receipt from the Governmental Authority or other evidence of payment satisfactory to Agent.

(c) Each Lender shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), properly completed and duly executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

4.10 Fees.

(a) Origination Fee. On the Closing Date, Borrower shall pay to Agent, for the benefit of Lenders in accordance with their Pro Rata Shares of the Term Loan, an origination fee in an amount equal to 1.0% of the principal amount of the Term Loan.

(b) Unused Line Fee. On the first Business Day of each January, April, July and October, Borrower shall pay to Agent for the benefit of Lenders in accordance with their Pro Rata Shares of the Revolving Loan Commitments, an unused line fee equal to 0.375% of the difference of (A) the aggregate Revolving Loan Commitments minus (B) the average daily principal balance of the Revolving Loans during the preceding three month period.

(c) Agent Fee Letter. Borrower shall pay the fees set forth in the Agent Fee Letter.

(d) Intercompany Loans. For the avoidance of doubt, Borrower may, in its discretion, charge any fee or expense payable by the Loan Parties hereunder to the Hospital Entities pursuant to the Intercompany Notes. Nonpayment of any such fee or expense by a Hospital Entity shall not excuse payment by Borrower.

4.11 Increased Costs; Capital Adequacy; Illegality.

(a) Change in Law. If any Change in Law shall (i) impose modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender; (ii) subject such Lender to any Tax with respect to any Loan or Loan Document, or change the basis of taxation of payments to such Lender in respect thereof; or (iii) impose on such Lender or any interbank market any other condition, cost or expense affecting the Loans or any Loan Document and the result thereof shall be to increase the cost to such Lender of making or maintaining the Loans (or such Lender’s obligations to make such Loans) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request by such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Adequacy. If any Lender determines that any Change in Law affecting it or any of its lending offices or its holding company regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of its holding company, if any, as a consequence of this Agreement, such Lender’s Commitments or the Loans made by such Lender to a level below that which such Lender or its holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of its holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered.

(c) Illegality. Notwithstanding any other provision of this Agreement, in the event that on or after the date of this Agreement any Change in Law shall make it unlawful for any Lender or its applicable branch to make or maintain its Loans (and, in the opinion of such Lender, the designation of a difference branch would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify Borrower thereof (with a copy to Agent), following which (i) such Lender’s Commitments shall be suspended until such time as such Lender may again make and maintain its Loans hereunder and (ii) if such law shall so mandate, such Lender’s Loans shall be prepaid by Borrower, together with accrued and unpaid interest thereon and all other amounts payable by Borrower under this Agreement, on or before such date as shall be mandated by such law.

(d) Replacement of Lenders. If any Lender requests compensation or prepayment under this Section 4.11, Borrower may, in its sole expense and effort, upon notice to such Lender and Agent, require such Lender to assign and delegate without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 16.3), all of its interests, rights and obligations under this Agreement and the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) Borrower shall have paid to Agent the assignment fee specified in Section 16.3;

(ii) such Lenders shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii) such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

4.12 Allocation of Payments during Event of Default.

(a) Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by the Obligors, realization on Collateral, or otherwise, shall be allocated as follows:

(i) first, to all fees and expenses owing to Agent;

(ii) second, to all Obligations constituting fees (excluding amounts relating to Treasury Management Agreements);

(iii) third, to all Obligations constituting interest (excluding amounts relating to Treasury Management Agreements);

(iv) fourth, to all other Obligations other than those owing under Treasury Management Agreements; and

(v) last, to Obligations owing under Treasury Management Agreements.

The allocations set forth in this Section are solely to determine the rights and priorities of Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Loan Party. This Section 4.12 is not for the benefit of or enforceable by any Loan Party.

(b) Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

Section 5. Conditions Precedent.

5.1 Conditions to Term Loan and Initial Revolving Loan. Lenders shall not be required to make the Term Loan or the initial Revolving Loan until the date (the “Closing Date”) on which the following conditions have been satisfied or waived by Agent:

(a) No Event of Default. No Event of Default shall exist or result from the making of the Loans, and no event shall have occurred, or shall occur with the making of the Loans, that with the giving of notice or passage of time, or both, would constitute an Event of Default.

(b) Representations and Warranties. The representations and warranties of the Loan Parties in the Loan Documents shall be true and accurate as of the Closing Date.

(c) Loan Documents. The Loan Documents shall be duly authorized, executed, and delivered to Agent.

(d) Intercompany Note Documents. Agent shall have received the duly executed Intercompany Note Documents evidencing advances made by Borrower to Hospital Entities on the Closing Date, together with such other evidence (including landlord lien waivers) as Agent may reasonably require of the perfection and (except as permitted by the Loan Documents and the Intercompany Note Documents) first priority status of the liens created thereby.

(e) Collateral Access Agreement. Agent shall have received a Collateral Access Agreement with respect to each location that is not owned by a Loan Party where any material Collateral is located.

(f) Evidence of Insurance. Agent shall have received evidence of the insurance referred to in Section 8.7.

(g) Financing Statement. UCC-1 financing statements naming each Loan Party as debtor and Agent as secured party shall be properly filed in each jurisdiction deemed reasonably necessary by Agent, and Borrower shall have provided to Agent such evidence as Agent may require to evidence the first priority of Agent’s security interest.

(h) Secretary’s Certificate. Agent shall have received certificates of the secretary, manager or other responsible officer of each Loan Party certifying (i) copies such Loan Party’s organizational documents, (ii) copies of resolutions of such Loan Party’s governing Person(s) authorizing the transactions contemplated in this Agreement and the other Loan Documents, and (iii) the title, name and signature of each Person authorized to sign the Loan Documents on behalf of such Loan Party.

(i) Certificate of Good Standing. Agent shall have received a certificate certifying the existence and good standing of each Borrower Entity in the jurisdiction of its organization and each jurisdiction where it is qualified to do business.

(j) Opinion of Counsel. Agent shall have received an opinion of counsel to the Loan Parties as to the matters set forth on Exhibit G.

(k) Valuation Reports. Agent shall have received evidence acceptable to it in its sole discretion that the aggregate amount of (i) the enterprise value of Borrower’s hospitals located in San Antonio and El Paso and (ii) the cash consideration to be received by Borrower from the sale of its interest in the Heritage Park Hospital to Baylor Medical Center shall not be less than 125% of all Indebtedness of the Loan Parties that is secured by a lien or security interest in any asset of a Loan Party, including the Loans and any Capital Leases. For the purpose of clause (i), enterprise value shall be determined by third-party valuations acceptable to Agent in its sole discretion. For the purpose of clause (ii), cash consideration shall be calculated as of the Closing Date as set forth in the Term Sheet – Heritage Park Surgical Hospital, acknowledged by Texas Health Venture Group, L.L.C. and Grayson County Physicians Property, LLC on December 7, 2012.

(l) Reconciliation. Agent shall have received a reconciliation, in form and substance acceptable to Agent in it sole discretion, of the balance of the Indebtedness of the Loan Parties on a consolidated basis as of the closing date to the balance sheet for the fiscal year 2013.

(m) Q1 EBITDA. Agent shall have received a certificate of Borrower calculating EBITDA for the fiscal quarter ending March 31, 2014, and EBITDA for such period shall not be less than $1,000,000, subject to adjustments for non-recurring expenses approved in writing by Agent and Required Lenders in their reasonable discretions.

(n) Due Diligence. Agent shall have satisfactorily completed its due diligence with respect to material Indebtedness and legal obligations of the Loan Parties.

(o) Fees and Expenses. Borrower shall have paid all fees and expenses required by the Loan Documents to be paid by Borrower, which shall include Agent’s expenses incurred in preparation and negotiation of this Agreement and the other Loan Documents, including Agent’s legal fees.

(p) Anti-Money Laundering. Agent shall have received all documentation and information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the United States PATRIOT Act.

(q) Other Documents. Agent shall have received such other agreements, documents, instruments and certificates as it may reasonably request.

5.2 Conditions to Subsequent Revolving Loans. Lenders shall not be required to make any subsequent Revolving Loans or grant any other accommodation to Borrower unless the following conditions are satisfied:

(a) No Event of Default. No Event of Default shall exist or result from the making of the Revolving Loan, and no event shall have occurred, or occur with the making of the Revolving Loan, that with the giving of notice or passage of time, or both, would constitute an Event of Default.

(b) Representations and Warranties. The representations and warranties of the Loan Parties in the Loan Documents shall be true and accurate as of the date of the Revolving Loan.

(c) Request for Advance. Not later than 10:00 a.m. on the Business Day immediately preceding the requested date of the Revolving Loan, Agent shall have received a duly executed request for the Revolving Loan in the form of Exhibit H to this Agreement.

(d) Other Documents. Agent shall have received such other agreements, documents, instruments and certificates as it may reasonably request.

(e) Material Adverse Effect. No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect.

(f) No Overadvance. After the making of such Revolving Loan, the aggregate principal amount of all Revolving Loans shall not exceed the Availability.

Section 6. Collateral.

6.1 Grant of Security Interest. To secure the prompt payment and performance of all Obligations, each Loan Party hereby grants to Agent for the benefit of Agent and Lenders a lien and continuing security interest in all of such Loan Party’s Collateral.

6.2 No Assumption of Liability. The security interest granted by this Agreement is given as security only and shall not subject Agent to, or in any way modify, any obligation or liability of Borrower relating to any of the Collateral.

6.3 Agreements Regarding Accounts. At any time that an Event of Default exists, Agent may give notice to Account debtors of the assignment of any Loan Party’s Accounts to Agent and require that the Accounts be paid directly to Agent.

6.4 Commercial Tort Claims. The Loan Parties jointly and severally represent to Agent that Schedule 1.5 is a complete list of all Commercial Tort Claims of each Loan Party, together with an accurate description thereof. At any time that a Loan Party has any Commercial Tort Claim not set forth on Schedule 1.5, such Loan Party shall promptly give notice to Agent of such Commercial Tort Claim and deliver to Agent a revised Schedule 1.5 setting forth an accurate description of such Commercial Tort Claim.

6.5 Further Assurances. Promptly upon request, Borrower shall deliver such instruments, assignments, title certificates or other documents or agreements, and shall take such reasonable actions, as Agent deems appropriate to evidence or perfect its liens and security interests in any of the Collateral, or otherwise to give effect to the intent of this Agreement.

6.6 Pledged Securities. Except, at Agent’s option, during an Event of Default, the Loan Parties shall be entitled to exercise all voting rights with respect to the Pledged Securities, to give consents, waivers and ratifications in respect thereof and to receive all interest and regular cash distributions paid as a result of the ownership of the Pledged Securities; provided, however, that no vote shall be cast or consent, waiver or ratification given or action taken that would result or, with the giving of notice or the passage of time would result, in an Event of Default. During any Event of Default, Agent may, in its discretion, exercise all voting rights with respect to the Pledged Securities and shall be paid all interest, dividends and distributions made with respect to the Pledged Securities.

Section 7. Representations and Warranties. The Loan Parties, jointly and severally, represent and warrant to Agent as follows:

7.1 Legal Status; Subsidiaries. Schedule 7.1 sets forth for each Borrower Entity and each Non-Controlled Hospital Entity (a) its correct legal name, (b) its organizational form, (c) its jurisdiction of organization, (d) the number of shares of each class of Equity Interest outstanding and (e) the ownership of each class of its Equity Interest. Except as set forth on Schedule 7.1, no Borrower Entity or Non-Controlled Hospital Entity has any Subsidiaries. Each Borrower Entity and Non-Controlled Hospital Entity is duly incorporated or organized and existing in good standing in the jurisdiction indicated on Schedule 7.1. Each Borrower Entity is qualified or licensed to do business, and is in good standing as a foreign entity, in each of the jurisdictions in which the failure to so qualify or to be so licensed would reasonably be expected to have a Material Adverse Effect.

7.2 Authorization and Validity. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary organizational action of each Loan Party. Each Loan Document is an enforceable obligation of each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

7.3 No Conflict. The execution, delivery, and performance by each Loan Party of the Loan Documents to which it is a party do not and will not:

(a) conflict with the terms of the organizational documents of such Loan Party;

(b) violate any provision of any material judgment, decree, or order of any court or Governmental Authority by which such Loan Party is bound, or any provision of any Applicable Law with respect to such Loan Party, its business or its properties;

(c) result in a breach of, or constitute a default under, any Material Contract, except where such breach of or default under would not reasonably be expected to have a Material Adverse Effect; or

(d) result in or require the imposition of any lien or encumbrance on any material property of such Loan Party.

7.4 No Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which it is a party do not and will not require any authorization, approval, or other action by, or notice to or filing with, any Governmental Authority, regulatory body, or any other Person.

7.5 Indebtedness. No Borrower Entity has any outstanding Indebtedness, except Permitted Indebtedness.

7.6 Title to Properties. Each Borrower Entity has, as applicable, good, marketable and indefeasible title to (or valid leasehold interests in) all of its material real and personal property free and clear of all liens, charges, security interests and other encumbrances, except Permitted Liens.

7.7 Taxes. Each Borrower Entity, and to the Loan Parties’ knowledge, each Non-Controlled Hospital Entity, has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its properties that are due and payable, except to the extent being Properly Contested.

7.8 Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable by any Borrower Entity in connection with any transactions contemplated by the Loan Documents.

7.9 Litigation. Except as set forth on Schedule 7.9, there are no suits, proceedings, claims, or disputes pending or, to the knowledge of any Loan Party, threatened against or affecting any Borrower Entity or any Borrower Entity’s assets or properties that (a) relate to any of the Loan Documents or Intercompany Note Documents or the transactions contemplated thereby or (b) if adversely determined, could reasonably be expected to have a Material Adverse Effect.

7.10 Compliance with Laws. Each Borrower Entity, and to the knowledge of each Loan Party, each Non-Controlled Hospital Entity, its properties and its business are in compliance, in all material respects, with all Applicable Laws.

7.11 Compliance with Environmental Laws. Except as set forth on Schedule 7.11, no present, or to the knowledge of the Loan Parties, past operations or properties of any Borrower Entity, or to the knowledge of any Loan Party, any Non-Controlled Hospital Entity, is subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. No Borrower Entity, and to the knowledge of any Loan Party, no Non-Controlled Hospital Entity, has received any notice of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any release, environmental pollution or hazardous materials.

7.12 Deposit Accounts. Schedule 7.12 sets forth a complete and accurate list of all Deposit Accounts of each Borrower Entity.

7.13 Intellectual Property. Each Borrower Entity owns or has the lawful right to use all intellectual property necessary for the conduct of its business. Schedule 7.13 sets forth a complete and accurate list of all registered patents, trademarks or copyrights of each Borrower Entity, and each application of a Borrower Entity for any of the foregoing.

7.14 Labor Relations. No Borrower Entity and, to the knowledge of any Loan Party, no Non-Controlled Hospital Entity is party to or bound by any collective bargaining agreement, management agreement or consulting agreement other than the Management Agreements. There are no material grievances, disputes or controversies with any union or other organization of any of any Borrower Entity’s employees, or, to any Loan Party’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

7.15 Financial Statements. The most recent balance sheet of the Borrower Entities and the related financial statements provided to Agent are materially complete and correct and fairly present the financial condition of Borrower as at the dates thereof in accordance with GAAP. Since December 31, 2013, no events have occurred that alone or together with other events have had or would reasonably be expected to have a Material Adverse Effect.

7.16 Not a Regulated Entity. No Borrower Entity or any Non-Controlled Hospital Entity is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Indebtedness.

7.17 Margin Stock. No Borrower Entity or Non-Controlled Hospital Entity is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan or Intercompany Note proceeds will be used to purchase or carry, or to reduce or refinance any Indebtedness incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

7.18 Material Contracts; Management Agreements.

(a) Schedule 7.18(a) contains a complete list of all Material Contracts of any Borrower Entity (other than the Management Agreements) as of the Closing Date. All Material Contracts of the Borrower Entities are in full force and effect and no material defaults exist thereunder.

(b) Schedule 7.18(b) contains a complete list of each Management Agreement as of the Closing Date. Each Management Agreement is in full force and effect and no material default exists thereunder.

7.19 Liabilities. No Borrower Entity or, to the knowledge of any Loan party, no Non-Controlled Hospital Entity, has any material liabilities, fixed or contingent, that are not reflected in the financial statements delivered to Agent or that have not otherwise been disclosed in writing to Agent.

7.20 Solvency. Each Borrower Entity is Solvent. No Insolvency Proceedings have been filed by or against any Borrower Entity.

7.21 ERISA.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of any Loan Party, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Borrower Entity and ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Borrower Entity or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Borrower Entity or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Borrower Entity or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) No Borrower Entity has a Foreign Plan.

7.22 Foreign Assets Control Regulations, Etc.

(a) Neither the receipt by Borrower of the proceeds of the Loans nor Borrower’s use of the proceeds of the Loans will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) None of the Borrower Entities or Non-Controlled Hospital Entities (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Executive Order No. 13,244 of September 24, 2011 or (ii) engages in any dealings or transactions with any such Person. Each Borrower Entity is compliance, in all material respects, with the USA PATRIOT Act.

(c) No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to each Borrower Entity.

7.23 Complete Disclosure. No Loan Document contains any untrue statement of a material fact or fails to disclose any material fact. No Loan Party has failed to disclose to Agent in writing any fact or circumstance that could reasonably be anticipated to have a Material Adverse Effect.

7.24 Healthcare Matters.

(a) Licenses. Each Borrower Entity and has obtained and maintained in full force and effect all material permits, licenses, accreditations, approvals, or regulatory agreements required by any Healthcare Laws for the conduct of its business, the provision of professional services, and the construction and ownership of its properties.

(b) Provider Agreements. Each Hospital Entity has entered into and maintains in good standing its Provider Agreements.

(c) Compliance with Healthcare Laws. Each Borrower Entity and each Non-Controlled Hospital Entity is in compliance in all material respects with all applicable Healthcare Laws. Each Borrower Entity and each Non-Controlled Hospital Entity possesses and implements all necessary policies and procedures to ensure that all aspects of its operations, its employees, and all healthcare providers under contract with any Borrower Entity or Non-Controlled Hospital Entity, comply in all material respects with all applicable Healthcare Laws.

(d) Termination Proceedings. There are no Medicare or Medicaid termination proceedings underway with respect to any of the Hospital Entities, and no employee or independent contractor of any Hospital Entity has been excluded from participating in Medicare or Medicaid.

(e) Regulatory Proceedings. There are no claims, actions or appeals pending (and no Hospital Entity has filed any claims or reports that should result in any such claims, actions or appeals) before any commission, board or agency, with respect to cost reports or claims filed by any Hospital Entity under Medicare or Medicaid, or any disallowance by any commission, board or agency in connection with any audit of such cost reports or claims.

7.25 Motion Picture Entities. Except as set forth on Schedule 7.25, no Motion Picture Entity has any assets, liabilities or business operations.

Section 8. Affirmative Covenants. Until all Obligations have been satisfied in full, each Loan Party shall comply with the following covenants:

8.1 Payment of Indebtedness. Each Loan Party shall, and Borrower shall cause each Controlled Hospital Entity to, promptly pay all of its Indebtedness as it becomes due, except to the extent that any such Indebtedness (other than the Obligations) is being Properly Contested.

8.2 Existence. Each Loan Party shall, and Borrower shall cause each Controlled Hospital Entity to, do or cause to be done all things necessary to preserve, renew, and keep in full force and effect its existence and comply with the provisions of its organizational documents.

8.3 Compliance with Laws; Licenses; Provider Agreements. Each Loan Party shall, and Borrower shall cause each Controlled Hospital Entity to, comply in all material respects with all Applicable Laws (including all Healthcare Laws). Each Loan Party shall, and Borrower shall cause each Controlled Hospital Entity to, maintain all permits, licenses, accreditations, approvals, or regulatory agreements required by Applicable Laws (including Healthcare Laws) for the conduct of its business, the provision of professional services, and the construction and ownership of its properties. Borrower shall cause each Controlled Hospital Entity to maintain its Provider Agreements in full force and effect.

8.4 Taxes. Each Loan Party shall, and Borrower shall cause each Controlled Hospital Entity to, pay when due all Taxes imposed upon it or upon its income or profits or upon any of its properties, except, to the extent Properly Contested.

8.5 Collateral.

(a) Records with Respect to Collateral. Each Loan Party shall keep accurate and complete records of the Collateral, including, acquisitions and dispositions of Collateral, and shall submit the records to Agent upon request.

(b) Defense of Title to Collateral. Each Loan Party shall, at all times, defend its title to the Collateral and the lien of Agent in the Collateral against all Persons, claims and demands.

(c) Condition of Collateral. Each Loan Party shall maintain all Collateral in good operating condition and repair, and make all necessary replacements and repairs so that the value and operating efficiency of the Collateral shall be preserved at all times, reasonable wear and tear excepted. Each Loan Party shall keep all Collateral from being affixed to any real property.

8.6 Inspection. Each Loan Party shall permit Agent from time to time, subject (except where a default exists) to reasonable notice, to visit and inspect the Collateral and the other properties and operations of the Loan Parties, inspect and audit the Loan Parties’ books and records, and discuss the Loan Parties’ business, assets, prospects and results of operations with its officers, employees, agents, accountants and advisors. The Loan Parties will reimburse Agent for all its reasonable charges, costs and expenses incurred in connection with any of the foregoing.

8.7 Insurance. Each Loan Party shall, and Borrower shall cause each Controlled Hospital Entity to, maintain the insurance policies that Agent may reasonably require from time to time. The insurance policies of the Loan Parties shall contain an endorsement, in form and substance satisfactory to Agent, describing Agent as additional insured or loss payee, as applicable, and providing that the insurance company shall give Agent 30 days prior written notice (10 days in the event of cancellation for non-payment of premiums) before such policies are altered, canceled or expired.

8.8 Material Contracts; Management Agreements.

(a) Each Loan Party shall, and Borrower shall cause each Hospital Entity to, perform each of its Material Contracts in accordance with its terms, except where the failure to do so would not result in a material default thereunder.

(b) Each Loan Party shall perform each Management Agreement to which it is a party in accordance with its terms, except where the failure to do so would not result in a material default thereunder. Each Loan Party shall also enforce each Management Agreement in accordance with its terms and shall not waive any default thereunder or forebear from the exercise of any remedies thereunder without the prior written consent of Agent.

8.9 Deposit Accounts. Each Loan Party shall, and Borrower shall cause each Controlled Hospital Entity to, maintain all material Deposit Accounts (including all operating accounts of the Borrower Entities) with Agent not later than 30 days following the Closing Date.

8.10 Intercompany Note Documents. Borrower shall enforce the Intercompany Note Documents in accordance with their terms and shall not waive any default thereunder or forebear from the exercise of any remedies thereunder without the prior written consent of Agent, which consent shall not be unreasonably withheld, conditioned or delayed. Borrower shall record in its books and records each loan or advance made under an Intercompany Note and shall furnish evidence thereof to Agent upon request.

8.11 Reporting Obligations.

(a) Quarterly Reports. Within 45 days after the close of each fiscal quarter of the Borrower Entities, Borrower shall provide to Agent an unaudited balance sheet of the Borrower Entities and the related consolidated and consolidating statements of income and shareholders’ equity for such fiscal quarter, together with a certification by Borrower’s responsible financial officer that such financial statements are complete and correct, present the financial condition of the Borrower Entities at the end of such period and the results of their operation during such period in accordance with GAAP, consistently applied, and certifying, in a form satisfactory to Agent, that no Loan Party has been and is not then in default as to any of the covenants contained in this Agreement or any of the Loan Documents and there was no known Event of Default (or specifying those Events of Default of which he or she is aware).

(b) Annual Reports. Within 120 days after the close of each fiscal year of the Borrower Entities, Borrower shall provide to Agent an audited balance sheet of the Borrower Entities and the related consolidated and consolidating statements of income and shareholders’ equity for such fiscal year, together with a certification by Borrower’s responsible financial officer that such financial statements are complete and correct, present the financial condition of the Borrower Entities at the end of such period and the results of their operation during such period in accordance with GAAP, consistently applied, and certifying, in a form satisfactory to Agent, that Borrower has not been and is not then in default as to any of the covenants contained in this Agreement or any of the Loan Documents and there was no known Event of Default (or specifying those Events of Default of which he or she is aware).

(c) Compliance Certificate. At the time of delivery of the reports specified in paragraphs (a) and (b) of this Section 8.11, Borrower shall deliver to Agent a duly completed and executed compliance certificate in the form of Exhibit I to this Agreement.

(d) Census Reports. At the time of delivery of the reports specified in paragraph (a) of this Section 8.11, Borrower shall deliver to Agent a census report for the quarterly reporting period with respect to each Hospital Entity, including, without limitation, (i) admissions and discharges for such period, (ii) the average daily census for such period, (iii) the average length of admission for such period, (iv) occupancy percentage for such period, and (v) such other operating data as are included in such Hospital Entity’s monthly operating reviews.

(e) Notice of Litigation. Immediately following any Loan Party’s knowledge thereof, Borrower shall deliver to Agent written notice of any litigation that is pending or threatened against any Borrower Entity or Non-Controlled Hospital Entity that, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(f) Notice of Default. Immediately following any Loan Party’s knowledge of any default or Event of Default under any Loan Document, Borrower shall deliver to Agent written notice of the default or Event of Default together with a reasonably detailed description thereof.

(g) Healthcare Notices. Immediately upon receipt thereof, Borrower shall deliver to Agent copies of any notice received by any Borrower Entity or Non-Controlled Hospital Entity from a Governmental Authority pertaining to (i) any investigation, audit, or pending or threatened proceedings relating to any violation of Healthcare Laws, (ii) any investigation, review or proceeding pertaining to any Hospital Entity’s Provider Agreement, or (iii) any investigation, review or proceeding relating to any permits, licenses, accreditations, approvals, or regulatory agreements maintained by a Hospital Entity under Healthcare Laws.

(h) ERISA Reports; ERISA Events. Promptly after sending or filing such report, Borrower shall provide Agent with a copy of any annual report to be filed in connection with each Plan or Foreign Plan. Immediately upon the occurrence thereof, Borrower shall provide Agent written notice of any ERISA Event.

(i) Annual Budget. Within 90 days after the close of each fiscal year of the Borrower Entities, Borrower shall provide to Agent an annual budget of the Borrower Entities.

(j) Other Information. Promptly upon request, Borrower shall provide Agent with any other information or reports that Agent reasonably requests.

8.12 Post-Closing Covenants.

(a) Not later than 60 days following the date of this Agreement, Borrower shall have provided Agent with reasonably satisfactory evidence of all requisite consents to the pledge by each applicable Loan Party of its Equity Interests in any Hospital Entity pursuant to this Agreement.

(b) Not later than 30 days following the date of this Agreement, Borrower shall provide to Lender certificates evidencing the good standing of Nocturna Sleep Therapy General Partner, LLC and Nocturna Sleep Therapy, LP.

Section 9. Negative Covenants. The Loan Parties, jointly and severally, covenant and agree with Agent, so long as the Obligations remain outstanding, as follows:

9.1 Existence of Liens. No Loan Party shall, and Borrower shall not permit any Controlled Hospital Entity to, create, assume or permit to exist any mortgage, pledge, security interest, encumbrance, lien, charge or deposit arrangement, or any other arrangement having the practical effect of the foregoing on any of its assets, except for Permitted Liens.

9.2 Restrictions on Debt. No Loan Party shall, and Borrower shall not permit any Controlled Hospital Entity to, create, incur, or permit to exist any Indebtedness, other than Permitted Indebtedness.

9.3 Sale of Assets. No Loan Party shall, and Borrower shall not permit any Controlled Hospital Entity to, sell, transfer, convey, or otherwise dispose of, whether pursuant to a single transaction or a series of transactions, any of its material assets, other than (a) the disposition of Inventory or worn or obsolete Equipment in the ordinary course of business, (b) the disposition of Equipment if such Equipment is promptly replaced with Equipment of at least equivalent value, (c) any disposition or dispositions (exclusive of dispositions referred to in items (a) and (b)) that, in the aggregate, do not exceed $100,000 in any 12 month period and (d) in connection with any Permitted Acquisition.

9.4 Changes in Structure; Amendments to Organizational Documents. Except to the extent constituting a Permitted Acquisition, no Loan Party shall, and Borrower shall not permit any Controlled Hospital Entity to: (a) merge or consolidate with any Person (or enter into any merger or consolidation agreement or plan), or permit any such merger or consolidation with it; (b) sell all or substantially all of its assets; (c) acquire any healthcare facility or acquire all or substantially all of the assets of any Person; (d) make any material change in the nature of or manner in which it conducts its business; or (e) agree to do any of the foregoing. No Loan Party shall change its name or otherwise amend its organizational documents; provided that a Loan Party may amend its organizational documents by giving Agent 10 Business Days’ notice if such amendment does not adversely affect the rights of Agent or Lenders.

9.5 Distributions. No Loan Party shall pay any cash dividends, or make any cash distributions or similar payments, or incur or permit to exist any lien or restriction on any such payments (except for restrictions and liens arising under the Loan Documents), except that a Loan Party may pay dividends or make distributions or similar payments (a) to another Loan Party or (b) if (i) such payment is not prohibited by Section 9.9 and (ii) no Event of Default exists and, on a pro forma basis after giving effect to such payment, no default would exist in the covenants set forth in Section 10.

9.6 Loans and Investments. No Loan Party shall, and Borrower shall not permit any Controlled Borrower Entity to, make any loans to, or investments in, any Person, except for (a) advances to employees for travel expenses and similar items in the ordinary course of business, (b) extensions of trade credit in the ordinary course of business, (c) the Intercompany Notes, (d) investments in Cash Equivalents, (e) Permitted Acquisitions, (f) investments by a Loan Party in another Loan Party and (g) investments in and loans to a Loan Party by another Loan Party (including advances to a Loan Party for physician salaries and expenses and similar items in the ordinary course of business).

9.7 Subsidiaries. No Loan Party shall form or acquire any Subsidiary unless (a) Agent shall have received 10 days prior written notice thereof and (b) (i) in the case of a Subsidiary other than a Hospital Entity, such Subsidiary shall, within 10 days of formation or acquisition by Borrower, have joined the Loan Documents as a Guarantor pursuant to an agreement in form and substance reasonably satisfactory to Agent or (ii) in the case of a Subsidiary that is a Hospital Entity that will receive proceeds of the Loans, Agent shall have received original Intercompany Note Documents executed by such Hospital Entity.

9.8 Collection of Accounts. Each Loan Party shall, and Borrower shall cause each Controlled Hospital Entity to, collect its Accounts in the ordinary course of business and in compliance with all Applicable Laws (including, as applicable, Healthcare Laws), and will not make any discount, credit, rebate or other reduction in the original amount owing except, prior to an Event of Default, for ordinary course reductions in accordance with existing policies.

9.9 Restricted Payments. No Loan Party shall permit (a) any payment or redemption in respect of the Preferred Shares or (b) any payment with respect to the Indebtedness listed on Schedule 1.2, in each case, prior to January 1, 2015, and thereafter, only to the extent that no Event of Default exists and, on a pro forma basis after giving effect to such payment or redemption, no default would exist in the covenants set forth in Section 10.

9.10 Motion Picture Entities. No Motion Picture entity will own any assets or have any liabilities or business operations except as set forth on Schedule 7.25.

Section 10. Financial Covenants. The Loan Parties, jointly and severally, covenant and agree with Agent, so long as the Obligations remain outstanding, as follows:

10.1 Covenants.

(a) Senior Debt Ratio. The Borrower Entities, on a consolidated basis, shall maintain a Senior Debt Ratio not in excess of 3.00:1.00 as of the end of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2014.

(b) Senior Debt Service Coverage Ratio. The Borrower Entities, on a consolidated basis, shall maintain a Senior Debt Service Coverage Ratio of not less than 1.30:1.00 as of the end of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2014.

(c) Adjusted Senior Debt Service Coverage Ratio. The Borrower Entities, on a consolidated basis, shall maintain an Adjusted Senior Debt Service Coverage Ratio of not less than 1.05:1.00 as of the end of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2014.

(d) Minimum EBITDA. The Borrower Entities, on a consolidated basis, shall maintain EBITDA of not less than $2,000,000 for the fiscal quarter ending June 30, 2014.

10.2 Definitions.

(a) “Adjusted Senior Debt Service Coverage Ratio” means, as at any date, the ratio of (i) (A) EBITDA for the period of four fiscal quarters end on, or most recently ended prior to such date minus (B) cash payments for such period in respect of federal state and local income taxes other than such taxes payable in connection with the transactions described on Schedule 10.2(a) minus (C) Capital Expenditures for such period, unless made from proceeds of Indebtedness other than the Loans to (ii) (X) scheduled payments of Debt Service in respect of Senior Indebtedness for four quarter period immediately following the most recently ended four quarter period plus (Y) scheduled distributions in respect of the Preferred Shares (without duplication) during such period plus (Z) distributions, dividends and like payments by the Hospital Entities other than such payments to Loan Parties during the period of four fiscal quarters ended on, or most recently ended prior to the date of determination.

(b) “Capital Expenditures” means, for any period, expenditures (including the aggregate amount of obligations incurred with respect to any lease required to be capitalized for financial reporting purposes in accordance with GAAP) made by the Borrower Entities on a consolidated basis to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP.

(c) “Debt Service” means, for any period, the sum, for Borrower, of the following all regularly scheduled payments or prepayments of principal and interest of Indebtedness (including the any payments in respect of capital lease obligations) made during such period.

(d) “EBITDA” means, for the Borrower Entities on a consolidated basis, for any period, (i) net income, calculated before interest expense, provision for income taxes, depreciation and amortization expense, stock compensation, gains arising from the write-up of assets, and any extraordinary gains, one-time expenses approved by Agent and Required Lenders in writing in their reasonable discretion (in each case, to the extent included in determining net income).

(e) “Senior Debt Ratio” means, as of any date of determination, the ratio, for the Borrower Entities on a consolidated basis, of (i) Senior Indebtedness to (ii) EBITDA for the preceding four fiscal quarters.

(f) “Senior Debt Service Coverage Ratio” means, as at any date, the ratio of (i) (A) EBITDA for the period of four fiscal quarters ending on, or most recently ended prior to such date minus (B) cash payments for such period in respect of federal state and local income taxes other than such taxes payable in connection with the transactions described on Schedule 10.2(a) minus (C) Capital Expenditures for such period, unless made from the proceeds of Indebtedness other than the Loans to (ii) Debt Service in respect of Senior Indebtedness for such period.

(g) “Senior Indebtedness” means all Indebtedness (including capital leases) of the Borrower Entities that is secured by a lien or security interest on any of the assets of the Borrower Entities or otherwise made senior by its terms or by agreement.

10.3 Annualized EBITDA. Anything in this Section 10 to the contrary notwithstanding, for the fiscal quarter ending September 30, 2014 and each of the next three succeeding fiscal quarters, EBITDA shall be determined by annualizing EBITDA for the fiscal quarter ending on September 30, 2014 and each fiscal quarter that has elapsed thereafter.

Section 11. Guaranty.

11.1 Guaranty of Payment and Performance. Guarantors hereby jointly and severally, absolutely and unconditionally, as primary obligors and not only a surety, guarantee to Agent, for the benefit of Lenders and each of their successors, endorsees, transferees and assigns, the prompt payment and performance of the Obligations when due (whether at the stated maturity, by acceleration or otherwise). This Guaranty is an absolute and continuing guaranty of payment and performance. The obligations of Guarantors shall not terminate until all Obligations now or hereafter owing have been paid in full in cash. Agent may proceed against Guarantors pursuant to this Guaranty to satisfy the Obligations without proceeding against Borrower, any Loan Party, or any other guarantor or resorting to any security for the Obligations.

11.2 Actions with Respect to the Obligations. Guarantors’ liability under this Section 11 shall not be released, reduced, or otherwise affected by:

(a) the acceptance or release of any security interest, collateral or guaranty for the Obligations;

(b) any release, surrender, exchange, subordination, or loss of any security interest or Collateral for the Obligations;

(c) the dissolution, liquidation, insolvency, bankruptcy, discharge, disability, or lack of corporate power of Borrower or any other Loan Party, or any party at any time liable for the payment or performance of any of the Obligations;

(d) any renewal, extension, or modification of the terms of this Agreement, any of the other Loan Documents or any other part of the Obligations, either with or without notice to, or consent of, Guarantors;

(e) any forbearance or compromise by Agent or Lenders;

(f) any neglect, delay, failure, or refusal by Agent or Lenders to take or prosecute any action for the collection of the Obligations or to foreclose or take or prosecute any action in connection with any security for the Obligations;

(g) the sale, encumbrance, or transfer of any Loan Party’s interest in any collateral for the Obligations;

(h) any failure by Agent to notify Guarantors of any of the foregoing actions or events or any new agreement between Agent or Lenders and any Loan Party;

(i) any transfer of any interest in any Loan Party; or

(j) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Loan Party, any surety or any guarantor (other than payment in full of the indebtedness owing under the Obligations).

Under no circumstances will Agent or any Lender be required to give Guarantors any notice in connection with any of the foregoing events or otherwise in connection with the Obligations.

11.3 Waivers. Each Guarantor waives:

(a) any defense based upon any legal disability or other defense of any Loan Party, any other guarantor or other Person, or by reason of the cessation or limitation of the liability of any Loan Party from any cause other than full payment and performance of all of the Obligations;

(b) any defense based upon any lack of authority of anyone acting or purporting to act on behalf of any Loan Party or any principal of any Loan Party or any defect in the formation of a Loan Party;

(c) any defense based upon the application by any Loan Party of the proceeds of any credit extended to Borrower by Agent or any Lender for purposes other than the purposes represented by Borrower to Agent or intended or understood by Agent or Guarantors;

(d) any defense based upon Agent’s or any Lender’s election of any remedy against Guarantors or Borrower and the consequent loss by any Guarantor of the right to recover any deficiency from any other Loan Party;

(e) any defense based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome that than of a principal;

(f) any defense based upon Agent’s election in any proceeding instituted under the Bankruptcy Code of the application of Section 1111(b)(2) of the Bankruptcy Code or any successor statute;

(g) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;

(h) any right to enforce any remedy that Agent may have against Borrowers, and any right to participate in, or benefit from, any security for the Obligations;

(i) presentment, demand, protest, and notice of any kind; and

(j) the benefit of 12 Okla. Stat. § 686 and 15 Okla. Stat. §§ 334, 335, 338, 340, 341, 379, 383, and 384, and any amendments thereof.

11.4 Subordination. Each Guarantor subordinates all present and future debts, claims, and other obligations of each other Loan Party to such Guarantor to the Obligations and assigns and grants a security interest in all such debts, claims, and other obligations to Agent, for the benefit of Lenders, as security for Guarantor’s obligations under this Section 11 and all of the Obligations. No Guarantor shall make any claim for such debts, claims, and other obligations until all Obligations have been fully discharged.

11.5 No Subrogation. Notwithstanding any payment made by any Guarantor with respect to the Obligations or any set-off or application of funds of such Guarantor by Agent, no Guarantor shall be entitled to be subrogated to any of the rights of Agent or any Lender against any Loan Party or any other guarantor of the Obligations or any collateral, security interest, guaranty or right of offset held by Agent or any Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Loan Party or any other guarantor of the Obligations until all of the Obligations are paid in full in cash. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full in cash, such amount shall be held by such Guarantor in trust for Agent, segregated from other funds of such Guarantor, and shall immediately be paid to Agent to be applied against the Obligations.

11.6 Insolvency Proceedings. In any Insolvency Proceeding or other proceeding in which the filing of claims is required by law, Guarantors shall file all claims that Guarantors may have relating to any of the Obligations and shall assign to Agent all rights of Guarantors thereunder. If all or any portion of the Obligations guarantied under this Agreement is paid or performed, the obligations of Guarantors shall continue and shall remain in full force and effect if all or any part of such payment or performance is avoided or recovered directly or indirectly from Agent as a preference, fraudulent transfer, or otherwise under the Bankruptcy Code or other similar laws, irrespective of any notice of revocation given by Guarantors prior to such avoidance or recovery and irrespective of full payment and performance of all of the Obligations.

11.7 Guarantors’ Authorization to Agent. Each Guarantor authorizes Agent, without notice or demand and without lessening such Guarantor’s liability hereunder from time to time to: (a) make one or more additional secured or unsecured loans to Borrower, to lease equipment, or other goods to Borrower, or otherwise extend additional credit to Borrower; (b) alter, compromise, renew, extend, accelerate, or otherwise change one or more times the time for payment or other terms of the indebtedness or any part of the indebtedness, including increases and decreases of the rate of interest on the indebtedness (extensions may be repeated and may be longer than the original loan term); (c) take and hold security for the payment of Guarantor’s obligations hereunder or the indebtedness, and exchange, enforce, waive, subordinate, fail or decide not to perfect, and release any such security, with or without the substitution of new collateral; (d) release, substitute, fail or decide to perfect, and delay with one or more of Borrower’s sureties, endorsers, or other guarantors on any terms or in any manner Agent may choose; (e) determine how, when and what application of payments and credits shall be made on the indebtedness; (f) apply such security and direct the order or manner of sale thereof, including without limitation, any nonjudicial sale permitted by the terms of the controlling security agreement or deed of trust, as Agent in its discretion may determine; (g) sell, transfer, assign or grant participations in all or any part of the indebtedness; (h) assign or transfer this Agreement in whole or in part; (i) exercise or refrain from exercising any rights against Borrower or others, or otherwise act or refrain from acting; (j) settle or compromise any or all of the indebtedness; and (k) subordinate the payment of all or any part of any indebtedness of Borrower to Agent or any Lender to the payment of any liabilities which may be due to Agent or any Lender or others.

Section 12. Events of Default. The occurrence of any of the following shall constitute an “Event of Default:”

12.1 Non-Payment of Loans. The failure of any Loan Party to pay any principal, interest or other Obligation due under any of the Loan Documents when due and payable and such failure continues for three Business Days.

12.2 Covenant Defaults Subject to Limited Cure. A default by a Loan Party in any of the covenants set forth in Sections 8.2, 8.6, 8.7, 8.9, 8.11, 9 or 10 of this Agreement and, except for a default in the covenants set forth in Section 10, such default continues for three Business Days.

12.3 Covenant Defaults Subject to Cure. A non-monetary default by a Loan Party in any of its covenants in the Loan Documents, other than those covenants specified in Section 12.2, and such default continues for 10 Business Days; provided that if (a) such default is not capable of being cured within such time period, (b) the Loan Parties have diligently pursued cure and continue to diligently pursue cure and (c) no Material Adverse Effect is likely to result, such default may continue for an additional 15 Business Days.

12.4 Breach of Representation or Warranty. Any representation, statement, certificate, schedule, or report made or furnished to Agent by or on behalf of any Loan Party in connection with the Loan Documents being untrue in any material respect (unless such representation or warranty is already qualified by materiality) when made or deemed made.

12.5 Loss of Medicare or Medicaid Authority. Any Hospital Entity is terminated as an authorized Medicare or Medicaid provider by any applicable Governmental Authority.

12.6 Change in Control. The occurrence of any Change in Control.

12.7 Management Agreements. Any Management Agreement is terminated and such Management Agreement, alone or together with any other Management Agreements terminated in the preceding 18 month period, accounts for more than 10% of the management fees payable to Borrower. For the avoidance of doubt, a Management Agreement shall not be deemed terminated for the purposes of this Section 12.7 by virtue of non-renewal of the Management Agreement upon the expiration of its term.

12.8 Destruction of Collateral. A loss, theft, damage or destruction occurs with respect to any material asset of a Borrower Entity, and the amount not covered by insurance exceeds $250,000 (exclusive of any deductible).

12.9 Insolvency. Any Borrower Entity ceasing to be Solvent or admitting in writing its inability to pay its debts as they mature; or Insolvency Proceedings being instituted by or against any Loan Party and, if instituted against it, are not dismissed within 30 days of the filing thereof.

12.10 Dissolution. Any order, judgment, or decree shall be entered against any Borrower Entity decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of 30 days; or any Borrower Entity shall otherwise dissolve or cease to exist.

12.11 Levy Judgment. An attachment or garnishment writ, or the like, in excess of $150,000, is levied against all or any portion of the assets of any Borrower Entity or a judgment for the payment of money is rendered against Borrower and within 30 days from the entry of judgment has not been discharged or stayed pending appeal or, if any such judgment is affirmed on appeal, has not been discharged within 30 days from the entry of the final order of affirmance on appeal.

12.12 ERISA Events. (a) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability of a Borrower Entity to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; (b) a Borrower Entity or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or (c) any event similar to the foregoing occurs or exists with respect to a Foreign Plan.

12.13 Intercompany Note Documents. A material default under any of the Intercompany Note Documents.

12.14 Cross-Default. A default in the payment of any Indebtedness of a Borrower Entity in excess of $100,000, or any other default in any other obligations of a Borrower Entity with respect to Indebtedness in excess of $100,000, if the maturity of such Indebtedness is accelerated as a result of such default.

12.15 Material Contracts. The occurrence of a default under any Material Contract and the expiration of all applicable cure periods.

12.16 Failure of Perfection. The security interests granted by Borrower to Agent shall for any reason fail or cease to create a valid and perfected and, except to the extent otherwise permitted by this Agreement, first priority lien in favor of Agent.

12.17 Healthcare Proceedings. (i) The initiation by any Governmental Authority of any suit, proceeding, claim, or dispute against any Borrower Entity alleging a violation by any Borrower Entity of any Healthcare Laws, or (ii) any determination by any Governmental Authority not otherwise stayed by judicial or administrative action that the direct or indirect physician owners of any Hospital Entity are prohibited from referring patients who are Medicare beneficiaries or Medicaid recipients to such Hospital Entity, in either case if such event results in a Material Adverse Effect, as determined by the Required Lenders.

Section 13. Remedies.

13.1 Remedies Generally. If an Event of Default shall occur, then during the continuance thereof:

(a) All Obligations, notwithstanding any term of this Agreement or the other Loan Documents to the contrary, at Agent’s option in the case of any Event of Default other than pursuant to Section 12.9, shall without further notice become immediately due and payable, without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Loan Party;

(b) Agent shall have all rights, powers and remedies available under this Agreement and the other Loan Documents or accorded by law, including, without limitation, the right to resort to any or all security for the Obligations and to exercise any or all of the rights of a beneficiary or secured party pursuant to Applicable Law;

(c) Agent may require the Loan Parties to assemble Collateral at the Loan Parties’ expense, and make it available to Agent at a place designated by Agent;

(d) Agent may enter any premises where Collateral is located and, without charge by Borrower, store Collateral on such premises until sold (which sale may be conducted on such premises); and

(e) Each Loan Party agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations. All rights, powers and remedies of Agent in connection with the Obligations may be exercised at any time by Agent and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

13.2 Pledged Securities.

(a) Each Loan Party recognizes that Agent may be unable to effect a public sale of any or all the Pledged Securities by reason of certain prohibitions contained in the Securities Act of 1933 and applicable state securities laws (the “Securities Laws”), but may be compelled to resort to one or more private sales thereof to a restricted group of qualified purchasers who will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof or in some other manner that will not require the Pledged Securities to be registered in accordance with the Securities Laws. Each Loan Party acknowledges that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Agent shall be under no obligation to delay a sale of any of the Pledged Securities for the period of time necessary to permit the issuer to register such securities for public sale under the Securities Laws, even if the issuer would agree to do so. Each Loan Party acknowledges that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Agent has no obligation to delay the sale of any of the Pledged Securities to permit the issuer thereof to register it for public sale under the Securities Laws.

(b) Agent is authorized, in connection with any such sale, to (i) restrict the prospective bidders on or purchasers of any of the Pledged Securities to a limited number of sophisticated investors who will represent that they are purchasing for their own account for investment and not with a view to the distribution or sale of any of such Pledged Securities, and (ii) impose such other limitations or conditions in connection with any such sale as Agent reasonably deems necessary in order to comply with Applicable Law. Each Loan Party shall execute and deliver such documents and take such other action as Agent reasonably deems necessary in order that any such sale may be made in compliance with Applicable Law. Upon any such sale, Agent may deliver, assign, and transfer to the purchaser thereof the Pledged Securities so sold. Each purchaser at any such sale shall hold the Pledged Securities so sold absolutely free from any claim or right of the Loan Parties of whatsoever kind, including any equity or right of redemption of the Loan Parties. Each Loan Party, to the extent permitted by Applicable Law, hereby specifically waives all rights of redemption, stay, or appraisal that he has or may have under any law now existing or hereafter enacted.

(c) Without limiting the foregoing, or imposing upon Agent any obligations or duties not required by Applicable Law, each Loan Party acknowledges that, in foreclosing upon any of the Pledged Securities or exercising any other rights or remedies provided Agent hereunder or under Applicable Law, Agent may, but shall not be required to, (i) qualify or restrict prospective purchasers of the Pledged Securities and requiring the execution and delivery of confidentiality agreements or other documents and agreements as a condition to such prospective purchasers’ receipt of information regarding the Pledged Securities or participation in any public or private foreclosure sale process, (ii) provide to prospective purchasers business and financial information regarding issues available in the files of Agent at the time of commencing the foreclosure process, without the requirement that Agent obtain, or seek to obtain, any updated business or financial information or verify, or certify to prospective purchasers, the accuracy of any such business or financial information, or (iii) offer for sale and sell the Pledged Securities with, or without, first employing an appraiser, investment banker, or broker with respect to the evaluation of the Pledged Securities, the solicitation of purchasers for the Pledged Securities, or the manner of sale of the Pledged Securities.

13.3 Right of Setoff. If an Event of Default exists, Agent, each Lender, and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations at any time owing by Agent, such Lender or Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to Agent or such Lender, irrespective of whether demand has been made and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent or such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent and each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that Agent and each Lender may have. Each Lender agrees to notify Borrower and Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 14. License. Each Loan Party hereby irrevocably constitutes and appoints Agent and any officer or agent of Agent, with full power of substitution, as such Loan Party’s true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Loan Party or in Agent’s own name, for the purpose of carrying out the terms of this Agreement, during an Event of Default, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or useful to accomplish the purposes of this Agreement and the other Loan Documents, and, without limiting the generality of the foregoing, hereby gives such attorneys the power and right, on behalf of such Loan Party, without notice to or assent by such Loan Party, to (a) indorse and collect any cash proceeds of the Collateral, (b) apply the proceeds of any Collateral received by Agent to the Obligations, and (c) discharge past due taxes, assessments, charges, fees or liens on the Collateral. Each Loan Party shall reimburse Agent on demand for any payment made or any expense incurred by Agent in connection therewith, provided that this authorization shall not relieve Borrower of any of its obligations under any of the Loan Documents.

Section 15. Agency.

15.1 Appointment and Authority. Each Lender hereby irrevocably appoints Bank SNB, National Association to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 15 are solely for the benefit of Agent and Lenders, and neither Borrower nor any other Loan Party shall have the rights of a third party beneficiary of any of such provisions.

15.2 Rights as a Lender. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower Entity as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.

15.3 Exculpatory Provisions. Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default exists;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower Entity that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct. Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice describing such Event of Default is given to Agent by a Loan Party or a Lender.

Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 15 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

15.4 Reliance by Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

15.5 Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any of its Affiliates, or any one or more sub-agents appointed by Agent. The exculpatory provisions of this Section 15 shall apply to any such Affiliate or sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

15.6 Resignation of Agent. Agent may at any time give notice of its resignation to Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders, appoint a successor Agent meeting the qualifications set forth above provided that if Agent shall notify Borrower and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 15 and Section 16.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

15.7 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

15.8 Replacement of Certain Lenders. If a Lender is a Defaulting Lender, then, in addition to any other rights and remedies that any Person may have, Agent may, by notice to such Lender within 120 days, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by Agent, pursuant to appropriate Assignment and Assumption(s) and within 20 days after Agent’s notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if such Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest, and fees through the date of assignment (but excluding any prepayment charge). Borrower shall pay the processing fee required by Section 16.3, with respect to any assignment by a Lender pursuant to this Section 15.8.

15.9 Sharing of Payments by Lenders. If any Lender shall obtain any payment or reduction of any Obligation (whether through set-off or otherwise) in excess of its Pro Rata Share of payments or reductions of Obligations obtained by all Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the affected Obligations as shall be necessary to cause the purchasing Lender to share the excess payment or reduction, net of costs incurred in connection therewith, on a pro rata basis, provided that if any of such payment or reduction is thereafter recovered from the purchasing Lender or if any additional costs are incurred, the purchase shall be rescinded and the purchase price restored to the extent of such recovery or additional costs, but without interest.

15.10 Syndication Agent. Anything in this Agreement to the contrary notwithstanding, the Syndication Agent listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as Lender hereunder.

Section 16. Miscellaneous.

16.1 Failure or Indulgence Not Waiver. No failure or delay on the part of Agent or any Lender in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative, and not exclusive of any rights or remedies otherwise available.

16.2 Modification. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a default or Event of Default, shall be effective without the prior written agreement of Agent, the Required Lenders and each Loan Party that is a party to such Loan Document; provided, however, that:

(a) Without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase any Commitment of such Lender or (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender; and,

(b) Without the prior written consent of all Lenders (except a Defaulting Lender), no modification shall be effective that would (i) extend the Revolving Loan Maturity Date or the Term Loan Maturity Date, (ii) alter the definition of “Collateral” or amend Section 6.1; (iii) amend the definitions of “Required Lenders”, (iv) increase the aggregate Commitments, (v) release Collateral with a book value greater than $500,000 during any 12 month period, except as currently contemplated by the Loan Documents, (vi) agree to subordinate any Obligations or (vii) release any Loan Party from liability for any Obligations, if such Obligor is Solvent at the time of the release, or subordinate Agent’s lien in any Collateral.

(c) The agreement of Borrowers shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders or Agent as among themselves.

(d) The making of any Loans during the existence of a default or Event of Default shall not be deemed to constitute a waiver of such default or Event of Default, nor to establish a course of dealing. Any waiver or consent granted by Agent and Lenders hereunder shall be effective only if in writing, and then only in the specific instance and for the specific purpose for which it is given.

(e) No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee, or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, to all Lenders providing their consent in accordance with their Pro Rata Shares.

16.3 Assignments.

(a) Permitted Assignments. A Lender may assign to any Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (i) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $1,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount, (ii) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender be at least $5,000,000 (unless otherwise agreed by Agent in its discretion), (iii) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Assumption Agreement and (iv) Borrower shall have received prior written notice of the Eligible Assignee. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (A) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank or (B) counterparties to swap agreements relating to any Loans; provided that any payment by Borrower to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrowers’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

(b) Effect; Effective Date. Upon delivery to Agent of a notice of assignment in the form of Exhibit J and a processing fee of $2,500, such assignment shall become effective as specified in the notice, if it complies with this Section 16.3. From the effective date of such assignment, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent, and Borrower shall make appropriate arrangements for issuance of replacement and/or new Notes, as appropriate.

16.4 USA PATRIOT Act. Agent hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, Agent may be required to obtain, verify and record information that identifies Borrower, including the name and address of Borrower and other information that will allow Agent to identify Borrower in accordance with the USA PATRIOT Act.

16.5 Expenses; Indemnification.

(a) Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Agent, Syndication Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent and Syndication Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby are consummated), (ii) all reasonable out-of-pocket expenses incurred by Agent or any Lender (including the fees, charges and disbursements of any counsel to Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 16.5, or (B) in connection with the Loans, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans.

(b) Indemnification. The Loan Parties, jointly and severally, shall indemnify Agent and each Lender, and all of their officers, employees, directors, attorneys, agents, Affiliates, successors and assigns (each, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower Entity arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by a Borrower Entity, or any environmental liability related in any way to a Borrower Entity, or (iv) any actual or prospective claims, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Borrower Entity, and regardless of whether any Indemnitee is party thereto.

16.6 Notices. Except as otherwise expressly provided herein, any notice herein required or permitted to be given shall be in writing and shall be deemed effective when delivered personally, by certified mail, return receipt requested, or by FedEx or other national overnight courier to the appropriate party at the address set forth below (or at such other address as may be designated by either party in a written notice sent in accordance with this section):

If to a Loan Party:	c/o Foundation Healthcare, Inc.
14000 N. Portland Ave., Suite 200
Oklahoma City, OK 73134
Attn: Stanton Nelson, CEO

With a copy to:	Foundation Healthcare, Inc.
14000 N. Portland Ave., Suite 200
Oklahoma City, OK 73134
Attn: Marcelo Puiggari, General Counsel

If to Agent:	Bank SNB, National Association
6301 Waterford Boulevard, Suite 400
Oklahoma City, OK 73118
Attn: Matt Pollock

With a copy to:	McAfee & Taft
211 N. Robinson Ave, 10th Floor
Oklahoma City, OK 73102
Attn: J. Barrett Ellis

If to a Lender:	To the address specified for such Lender on Schedule 1.4.

16.7 Severability. In case any provision in this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of such contract and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

16.8 Construction. The rule of construction that a document is to be construed most strictly against the party who drafted the document shall not be applicable because all parties participated in the preparation of this Agreement and the other Loan Documents. “Includes” and “including” are not limiting. References to exhibits shall be to exhibits to this Agreement.

16.9 Applicable Law. The laws of the State of Oklahoma shall govern this Agreement and the other Loan Documents, and the legal relations between the parties without giving effect to any conflict of law provision (whether of the State of Oklahoma or any other jurisdiction) that would cause the application of the law of any other jurisdiction.

16.10 Assignability. Borrower may not assign its rights or obligations under this Agreement or the other Loan Documents to any other Person without the prior written consent of the other party, and any attempted assignment in violation hereof shall be null and void ab initio.

16.11 Participations.

(a) Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrower shall be determined as if such Lender had not sold such participating interests, and Borrower and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant.

(b) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver, or other modification of any Loan Documents other than that which forgives principal, interest, or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the maturity date, or any date fixed for any regularly scheduled payment of principal, interest, or fees on such Loan or Commitment, or releases any Borrower, Guarantor, or substantial portion of the Collateral.

(c) Benefit of Set-Off. The Loan Parties agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 13.3 as if such Participant were a Lender.

16.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes.

16.13 Further Assurances. At any time or from time to time upon the request of any Lender, Borrower will, and will take affirmative steps to cause third parties to, execute and deliver such further documents and do such other acts and things as such Lender may reasonably request in order to effect fully the purposes of this Agreement and the other Loan Documents and to provide for the payment of the Obligations in accordance with the terms of this Agreement and the other Loan Documents.

16.14 Attorneys’ Fees. In the event any party institutes any action or proceeding to enforce the terms and conditions of this Agreement or the other Loan Documents, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.

16.15 Usury. It is the intention of Borrower, Agent and Lenders to comply with applicable usury laws. Therefore, notwithstanding any provisions to the contrary in this Agreement or in any other Loan Document, neither this Agreement nor any other Loan Document shall require the payment or permit the collection of interest in excess of the maximum amount permitted by law. If compliance with this Agreement or any other Loan Document would result in a violation of applicable usury law, the amount of the payment obligation imposed by this Agreement or any other Loan Document shall be reduced to the maximum amount permitted by law. If any Lender receives any payment of interest, or receives any payment or transfer that is deemed to be interest by Applicable Law, in an amount that exceeds Applicable Law, the amount in excess of the limit imposed by law shall be applied to reduce the principal amount owing under this Agreement or the other Loan Document. If the amount received in excess of the limit imposed by law exceeds the unpaid principal balance due to Lenders under this Agreement, the excess amount shall be refunded without interest to Borrower.

16.16 Integration. This Agreement and the other Loan Documents reflect the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, whether before or after the date hereof, except in a writing executed by the parties hereto and referring specifically to this Agreement.

16.17 Time. Time is of the essence of this Agreement and the Loan.

16.18 VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE DISTRICT COURT OF OKLAHOMA COUNTY, OKLAHOMA OR IN THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF OKLAHOMA. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY ACCEPTS THE JURISDICTION OF SUCH COURTS. THIS AGREEMENT SHALL NOT AFFECT THE RIGHT OF AGENT OR LENDERS TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION ALLOWED BY LAW. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

16.19 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT

OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

16.20 Notice of Final Agreement. The Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

EXECUTED as of the date first written above.

BORROWER:

FOUNDATION HEALTHCARE, INC.

By:	/s/ Stanton M. Nelson
Name:	Stanton M. Nelson
Title:	Chief Executive Officer

GUARANTORS:

TSH ACQUISITION, LLC

By:	/s/ Stanton M. Nelson
Name:	Stanton M. Nelson
Title:	Manager

FOUNDATION SURGICAL HOSPITAL AFFILIATES, LLC

By:	/s/ Stanton M. Nelson
Name:	Stanton M. Nelson
Title:	Manager

FOUNDATION SURGERY AFFILIATES, LLC

By:	/s/ Stanton M. Nelson
Name:	Stanton M. Nelson
Title:	Manager

FOUNDATION SURGICAL HOSPITAL HOLDINGS, LLC

By:	/s/ Stanton M. Nelson
Name:	Stanton M. Nelson
Title:	Manager

FOUNDATION SURGICAL HOSPITAL MANAGEMENT, LLC

By:	/s/ Stanton M. Nelson
Name:	Stanton M. Nelson
Title:	Manager

FOUNDATION SURGERY HOLDINGS, L.L.C.

By:	/s/ Stanton M. Nelson
Name:	Stanton M. Nelson
Title:	Manager

FOUNDATION SURGERY MANAGEMENT, LLC

By:	/s/ Stanton M. Nelson
Name:	Stanton M. Nelson
Title:	Manager

FOUNDATION WEIGHTWISE SERVICES, L.L.C.

By:	/s/ Stanton M. Nelson
Name:	Stanton M. Nelson
Title:	Manager

FOUNDATION HEALTH ENTERPRISES, LLC

By:	/s/ Stanton M. Nelson
Name:	Stanton M. Nelson
Title:	Manager

SDC HOLDINGS, LLC

By:	/s/ Stanton M. Nelson
Name:	Stanton M. Nelson
Title:	Manager

SOMNICARE, INC.

By:	/s/ Stanton M. Nelson
Name:	Stanton M. Nelson
Title:	Chief Executive Officer

SOMNITECH, INC.

By:	/s/ Stanton M. Nelson
Name:	Stanton M. Nelson
Title:	Chief Executive Officer

NOCTURNA SLEEP THERAPY GENERAL PARTNER, LLC

By:	/s/ Stanton M. Nelson
Name:	Stanton M. Nelson
Title:	Manager

NOCTURNA SLEEP THERAPY, LP

By: Nocturna Sleep Therapy General Partner, LLC, its General Partner

	By:	/s/ Stanton M. Nelson
	Name:	Stanton M. Nelson
	Title:	Manager

SLEEP DISORDER CENTERS LLC

By:	/s/ Stanton M. Nelson
Name:	Stanton M. Nelson
Title:	Manager

APOTHECARYRX, LLC

By:	/s/ Stanton M. Nelson
Name:	Stanton M. Nelson
Title:	Manager

AGENT AND LENDER:

BANK SNB, NATIONAL ASSOCIATION

By:	/s/ Matt Pollock
Name:	Matt Pollock
Title:	President

LENDERS:

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION

By:	/s/ Deborah T. Purvin
Name:	Deborah T. Purvin
Title:	Senior Vice President